Exhibit 10.1

LOYALTYONE, INC.

- and -

BANK OF MONTREAL

Amended and Restated Program Participation Agreement

Dated as of January 1, 2013

AMENDED AND RESTATED
PROGRAM PARTICIPATION AGREEMENT

THIS AMENDED AND RESTATED PROGRAM PARTICIPATION AGREEMENT is made as of January 1, 2013 between LoyaltyOne, Inc. and Bank of Montreal.

RECITALS:

A.           The Parties entered into the 2008 PPA dated as of November 1, 2008 and now wish to amend and restate the 2008 PPA in its entirety, except as expressly provided in Section 12.11 hereof.

B.           Capitalized terms used herein have the meanings set out in Annex A, and the rules of interpretations set out in Annex A apply to this Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
RIGHT TO ISSUE

1.1           Participation in Program.

(a)      Right to Issue. Subject to the provisions hereof, LM hereby grants the Bank a right to issue AM in Canada to Customers of the Bank or, subject to Section 1.1(b), any Bank Affiliate during the period commencing on the Launch Date and ending (but subject to Section 4.5): (i) with respect to Retail Services, on termination of the Retail Services Term, (ii) with respect to BankCards, on termination of the BankCard Term, and (iii) with respect to all Categories, on the Termination Date.  Except as otherwise expressly stated herein, such right is exclusive to the Categories and the Bank will ensure that no Bank Party will issue AM otherwise than in connection with the provision by it in Canada to a Customer of services falling entirely within the scope of a Category.  The Bank shall ensure that no Bank Party issues AM otherwise than as expressly provided in this Section 1.1.

(b)      Issuance by Bank Affiliates and Others.  All AM issued by, or in respect of the activities of, a Bank Affiliate shall be conclusively deemed for all purposes hereof to have been issued by the Bank, and the Bank shall be responsible for ensuring that each Bank Affiliate complies with all provisions hereof as if it was a party hereto with LM.  For greater certainty, any reference herein to the Bank being obligated to do or not do any matter or thing, shall be deemed to include the obligation of the Bank to ensure that each other Bank Party does or does not do the particular matter or thing, and any reference to the Bank being entitled to any right, matter or thing, shall be deemed to include a reference to any Bank Affiliate being entitled to such right, matter, or thing, but only for so long as such Bank Affiliate continues to be a Bank Affiliate.  Notwithstanding the foregoing or anything else contained herein, if at any time or from time to time the Bank or any Bank Affiliate wishes to issue AM in connection with the activities of a Bank Affiliate which does not operate under a name which includes either “Bank of Montreal”, “BMO”, or any other trade-mark commonly associated with the Bank as of the date hereof, the Bank must obtain LM’s prior written consent, which shall not be unreasonably withheld; provided that no such consent shall be required for the issuance of AM (i) by any Bank Affiliate listed in Schedule 1.1(b) hereto or (ii) in connection with any business of a Bank Affiliate which was, immediately prior to the proposed issuance of AM by such Bank Affiliate, carried out by the Bank and in respect of which the Bank issued AM as permitted hereunder; but in the case of clause (ii), if LM believes that the name of such Bank Affiliate conflicts with another Sponsor or its exclusivity (such as, for example, by incorporating the name or style of a competitor of a Sponsor), the Bank will, in good faith, discuss the matter with LM to determine what solutions might be available.  The Bank will not issue AM in respect of the activities or the goods and services of any Person (including any Affiliate of the Bank) which is not a Bank Affiliate nor otherwise permit or authorize any such Person to issue AM itself.

(c)      Third Party Offers and Vendor Programs.  Except with LM’s prior written consent, which in the case of Original Retail Services, will not be unreasonably withheld, the Bank will not issue AM in respect of Retail Services by reference to or in connection with any particular Person, or the goods, services or activities of any particular Person (other than a Bank Party), including as part of a promotion or offer designed to encourage the obtaining of goods or services by reference to any particular Person.  By way of example, but without limiting the foregoing, the Bank would be in breach of this Section 1.1(c) if it issued AM to Customers in connection with car loans to acquire cars manufactured by one particular automobile manufacturer (as opposed to any such manufacturer).  For greater certainty, however, the issuance of AM by the Bank in connection with the use of a BankCard does not, by itself, constitute the issuance of AM in connection with the activities of another Person, notwithstanding that the BankCard may have been used to acquire goods or services from some other Person.  If LM has consented to a particular program, the Bank may charge the applicable other Person a fee or other compensation for each such AM issued by the Bank, so long as (i) such fee or other compensation is not, directly or indirectly, less (or effectively less) than $0.15 or more (or effectively more) than $0.45 per AM (and if the Bank charges such other Person a fee or other compensation in connection with the issuance of such AM that is not measured on a per AM basis, the Bank shall, acting reasonably, determine the net effective amount per AM to which such fee or other compensation is equivalent and use such equivalent amount for purposes of this Section 1.1(c)), (ii) without limiting Section 11.3, no disclosure is made to such other Person of the actual amounts payable hereunder in connection with the issuance of AM, including the Non-BankCard Fee, and (iii) no such other Person is a Sponsor or an Affiliate, franchisee or dealer of a Sponsor, or a competitor of a Sponsor in respect of goods or services for which such Sponsor is authorized to issue AM.  At LM’s request from time to time (but no more than once per calendar year) the Bank shall provide LM with a certificate signed on behalf of the Bank by an officer to the effect that the Bank has been in compliance with the previous sentence during the period since the last such certificate (or in the case of the first such certificate, since the date hereof), or if not, particulars thereof.

(d)      Employee Incentive AM.  In addition to the rights granted elsewhere in this Section 1.1, the Bank may issue AM during the Term to any employee in Canada of a Bank Party pursuant to AM-related employee incentive programs established and operated by such Bank Party (such AM is referred to as “Employee Incentive AM”).  For each such AM issued by the Bank in a particular month, the Bank will pay LM, as soon as possible and in any event not later than the last Business Day of the next following month, the then effective Non-BankCard Fee.

However, AM issued by the Bank pursuant to any such program shall not be considered AM for purposes of Section 6 of Schedule 2.1 or Section 2 of Schedule 4.3 and shall be subject to Section 5.5(f).  Any such right to issue AM is non-exclusive and may therefore be granted by LM to any other Person.

(e)      Approval of Offers.  Intentionally deleted.

(f)      Mutual Funds.  Without limiting Section 1.1(c), the Bank may not provide bonus or tactical AM offers in connection with mutual funds or otherwise promote the sale thereof by reference to any particular Person, unless the mutual funds in question are owned and operated by the Bank or any of its Affiliates or such bonus or tactical offers are applied to all mutual funds then sold by the Bank or its Affiliates (whether or not owned and operated by the Bank or any of its Affiliates).  This Section 1.1(f) is not intended to expand the rights the Bank may otherwise have hereunder to issue AM in connection with mutual funds.

(g)      New Products.  If at any time the Bank wishes to add additional financial services to Retail Services, it may request permission from LM to do so.  LM agrees to consider any such request in good faith, to respond as soon as practicable in the circumstances to such request, and to use reasonable efforts to respond within 90 days unless not practicable.  LM has no obligation to approve any such request and any such approval may be subject to such additional terms and conditions as LM may specify.

(h)      Agricultural Products.  If at any time, the Bank elects (and is entitled hereunder) to issue AM in connection with any Restricted Farm Products on or after July 1, 2002, it must first provide LM with 90 days prior written notice of its intention to launch the related offer of AM in connection therewith.  For greater certainty, the foregoing portions of this Section 1.1(h) do not preclude the Bank from offering AM to farmers, or targeting offers of AM to farmers, in connection with general financing products that are available to other Small Businesses as well.  Notwithstanding anything else contained herein, the Bank may not issue AM in connection with the leasing to Small Businesses or, without limitation, farmers, of farm, garden or lawn care equipment at any time.

1.2           Termination of Right to Issue for OARS (Other Additional Retail Services). If at any time LM has entered into or provided an agreement, letter of intent, term sheet or similar arrangement or document (whether or not binding) with another Person under which such Person is granted or it is contemplated that they will be granted exclusivity or other rights with respect to all or any part of the goods or services included in OARS, such that the Bank’s continuation of issuance of AM in connection with such OARS would be in breach of such rights, LM may notify the Bank thereof and 90 days after receiving such notice, the Bank will cease to issue (and will no longer have the right to issue) AM hereunder in connection with such OARS.  LM confirms that it is its strong preference to work with the Bank with respect to any OARS, and to enter into arrangements with the Bank formalizing a continuing right to issue AM in connection with such matters on an exclusive basis, in exchange for MFC and similar payments on a mutually agreeable basis, and in the event LM does not reach agreements with the Bank with respect thereto, to first seek to enter into such agreements with third parties who are not competitors of the Bank with respect to Core Original Retail Services.  The Bank acknowledges, however, that the foregoing sentence is intended solely to record LM’s preference, but does not and is not intended to provide any legally enforceable rights in favour of the Bank, whether in the nature of a first right of refusal, right to negotiate, or otherwise whatsoever, and LM may engage in negotiations with and reach agreements with any third party regarding such matters without notice or other commitments to or in favour of the Bank.

1.3           Protection of AM Program.  The Bank will ensure that no Bank Party issues, gives or otherwise distributes Coupons, calls, options or other rights with respect to or convertible into AM except as expressly permitted herein; provided however that the Bank may issue documents in the form of coupons which merely evidence the availability at the Bank of certain AM offers, but are not themselves convertible, exchangeable or redeemable into AM.  The Bank acknowledges that one of the intrinsic and essential characteristics of the AM Program is that LM shall at all times maintain control over AM and that any unauthorized sale, exchange, redemption, distribution or other disposition or use of AM, Coupons, calls, options or other rights with respect thereto, would impair the AM Program.  The Bank therefore agrees to co-operate with LM as reasonably necessary to prevent attempts to effect any such unauthorized sale, exchange, redemption, distribution or other disposition or use.  For greater certainty, the Bank agrees that no Bank Party, nor any of its employees or agents, will attempt to sell, exchange or redeem any AM, but will utilize AM solely for the purpose of requesting LM to credit AM to AM Accounts, all as contemplated in this Agreement; provided that this sentence shall not prohibit any such employee or agent from becoming a Collector and exercising his or her rights as such.

1.4           Injunctive Relief.  Each Party acknowledges that the provisions of this Article 1, Article 2, and of Article 11 and Sections 3.1, 8.1, 8.3 and 8.5(b) are only such as are reasonably necessary for the protection of each Party’s rights under or in respect of the AM Program.  Each Party agrees that there is no adequate remedy at law for the irreparable injury that would result from violation of such provisions and that injunctive or similar relief shall be available to a Party aggrieved by any such violation.  The provisions of this Section 1.4 shall not limit any other rights that an aggrieved Party may have at law or in equity.

1.5           Contests.  During the Term, the Bank may conduct contests from time to time offering AM as a prize, subject to the following terms and conditions:.

(i)
Each such contest must either relate to a Category (and to goods and services within such Category) in respect of which the Bank is then offering (and entitled to offer) AM or promote the Bank’s participation in the AM Program generally.

(ii)	The goods or services in question must be solely those of a Bank Party, and, without limiting Section 1.1(c), may not relate to or refer to any other Person.

(iii)
Any reference to AM or any other trade-mark or other intellectual property of LM in connection with any such contest shall comply with the terms hereof and any licence agreement between the Bank and LM relating to the use of intellectual property.

(iv)	The Bank shall ensure that all such contests comply with all federal, provincial and local laws and regulations and applicable industry standard and self-regulatory codes.

(v)
The Bank shall, prior to the commencement of any such contest, submit to LM for its review and approval, copies of all advertising, contest rules and regulations, a summary of the contest rules and all other promotional materials in connection therewith.  The Bank shall not publish or distribute any such advertising, rules or other promotional materials in respect of which LM has notified the Bank in writing of its objections.  Where required to disclose the value of the AM offered as the prize or prizes in any such contest, the Bank shall disclose only such value as LM shall specify.  The Bank shall not be required to submit any such materials to LM in respect of any contest that is substantially similar to a contest in respect of which the Bank has previously submitted materials to which LM has not objected in writing.

(vi)
Without limiting the foregoing, the Bank shall indemnify LM and each of its Representatives and hold them harmless from and against any and all Costs which they may suffer or incur or be subject to and which may be caused by or arise directly or indirectly, by reason of the failure of the Bank or any other Bank Party to comply with the foregoing terms or with Applicable Law.  Section 4.7 of the Agreement shall not apply to this indemnity or any breach by the Bank of its obligations in this Section 1.5.  For greater certainty, any AM issued pursuant to a contest permitted by this Section 1.5 shall constitute Non-BankCard AM or BankCard AM (and to the extent constituting Non-BankCard AM, shall be deemed to have been issued in connection with a particular Category of Retail Services) depending on the nature of the goods or services in respect of which such contest primarily relates.  The Bank acknowledges that LM has no obligation to review the Bank’s material for accuracy or compliance with Applicable Laws, regulations, standards or codes, assumes no responsibility for such compliance and LM’s failure to comment on any such materials shall not affect or reduce any of the Bank’s other obligations hereunder.  The Bank assumes all responsibility for such compliance, and without limitation, the Bank maintains sole responsibility to ensure that advertising material does not contain any statements, claims or representations that are misleading or inaccurate or that are not supported by adequate and proper tests and are otherwise in compliance with Applicable Laws, regulations, standards or codes.

1.6           Agreements Regarding Special Arrangements.  The Exhibits hereto set out agreements which the Parties have entered into relating to this Agreement.  All matters set out in such Exhibits constitute binding agreements between the Parties in accordance with their terms.  The Parties may at any time enter into additional such agreements and upon execution of any such agreements by both Parties, they shall be deemed to be appended as additional Exhibits hereto.

ARTICLE 2
EXCLUSIVITY

2.1           Bank Exclusivity for Retail Services.  LM will comply with the provisions of Schedule 2.1 with respect to the issuance of AM in connection with Retail Services.

2.2           Exclusivity for BankCards.  Except as permitted by Schedule 2.2 or with the prior written approval of the Bank, LM will not grant any issuer of credit cards or charge cards (“Cards”) or any association of such issuers the right to issue AM in Canada during the BankCard Term in connection with the use of any Cards.

2.3           Targeting.

(a)      LM will not target competing offers to, or divulge to any competitors of the Bank the names of, those Customers who are Collectors.  For purposes hereof but subject to the following proviso, LM will have breached the restrictions on “targeting” in this Section 2.3 if, but only if, during the Term it deliberately sends any information or material promoting, advertising, discussing or explaining an offer of goods or services by any such competitor as part of any mailing specifically aimed at Customers (i) who hold AM BankCards; (ii) addresses for which were compiled using in whole or in part, information obtained from the Bank and relating to its Customers, acquired by LM as a result of the Bank’s participation in the AM Program, or (iii) the selection criteria for which was, in whole or in part, being a Customer who is a Collector, or holding an AM BankCard; provided that in any event, LM shall not be in breach of this Section 2.3 with respect to any offer or any divulging of information which is made in compliance with paragraph (e) of the Database Principles as in effect on July 1, 2001.

(b)      LM will not allow Amex Bank of Canada to target specifically Collectors who are Customers of the Bank, but LM may allow Amex Bank of Canada to target groups of Collectors, including Collectors who are Customers of the Bank, as long as the Collectors in the targeted groups include customers of at least four Sponsors, at least two of which are major national or regional Sponsors (so long as the Bank is not one of the major national or regional Sponsors).

(c)      LM will not allow the Bank to target specifically Collectors who are Customers of Amex Bank of Canada, but LM will allow the Bank to target groups of Collectors, including Collectors who are Customers of Amex Bank of Canada, as long as the Collectors in the targeted groups include customers of at least four Sponsors, at least two of which are major national or regional Sponsors (so long as Amex Bank of Canada is not one of the major national or regional Sponsors).

(d)      In the event of any conflict between the provisions of this Section and the Database Principles, the provisions of this Section shall prevail.

(e)      If at any time or from time to time Amex Bank of Canada (for the purpose of this Section 2.3(e), “Amex Bank of Canada” includes any Person that replaces Amex Bank of Canada as an AM issuer pursuant to Schedule 2.2 makes a request to LM and LM is obligated pursuant to an existing agreement between Amex Bank of Canada to provide Amex Bank of Canada with a list of names and/or addresses of Business Collectors in order to allow Amex

Bank of Canada to solicit applications from such Business Collectors for a credit card or charge card issued by Amex Bank of Canada that is designed to be used primarily by a business, then LM shall make its best efforts to exclude from any such list the names of any Business Collectors who initially became Business Collectors as a direct result of applying for an AM BankCard.

2.4           Exclusivity in Favour of LM.  The Bank will comply with provision of Schedule 2.4 with respect to Competing Programs for Retail Services

2.5           No Other Exclusivity.  Except as expressly provided in Section 2.1 and in Schedule 2.5, (i) neither of the Parties is entitled to any exclusivity in connection with any Retail Services, and (ii) in particular, but without limitation, LM may grant any Person the right to issue AM in connection with any goods or services, and the Bank may market its goods and services in any manner it chooses.

ARTICLE 3
AM PROGRAM

3.1           Minimum Description of AM Program.  Schedule 3.1 sets out certain features of the AM Program.  LM shall not change any such feature of the AM Program so as to materially adversely affect Customers, in either case without the Bank’s prior written approval, such approvals not to be unreasonably withheld or delayed.  Every notice of a proposed change shall be in writing and sent by pre-paid courier service to the Senior Vice President, North American Payments at 3rd Floor, 55 Bloor Street West, Toronto, Ontario M4W 3M5, with a copy to Vice President & Deputy General Counsel, Personal & Commercial Banking Canada at 20th Floor, First Canadian Place, Toronto, Ontario  M5X 1A1.  The Bank’s written approval of any such change shall be deemed to have been given if, within 20 Business Days after the later of the date on which LM notifies the Bank of the change in question or the date on which LM provides the Bank with such additional information concerning the change in question as the Bank may have requested, acting reasonably, the Bank does not notify LM of the Bank’s disapproval of such change.  If within the time limited in the previous sentence the Bank notifies LM of the Bank’s disapproval of the change in question, then the Bank shall, at the request of LM meet and confer with LM with regard to the reasons for the Bank’s disapproval with a view to achieving a resolution of LM’s request and the Bank’s concerns within 20 Business Days at the earliest opportunity, both parties acting reasonably.  Notwithstanding the foregoing provisions of this Section 3.1, the Bank’s approval shall not be required for any such change (including any suspension or termination of all or part of the AM Program, generally or in any part or parts of Canada) if LM determines, acting reasonably, after receiving legal advice, that, unless such change is made, there is a reasonable likelihood that LM, a Sponsor or the operation of the AM Program will be in violation of Applicable Law or subject to prosecution or civil proceedings.  LM shall provide the Bank with a copy of or opportunity to review such opinion no less than five days prior to implementing any change in the AM Program contemplated as a result of the advice contained in such opinion.  Changes made to the AM Program in response to a possible violation of Applicable Law shall be only those which are necessary to alleviate such possible violation.  With respect to such changes, LM shall minimize (in the context of addressing the particular violation of Applicable Law) the impact of such changes insofar as the Bank is concerned.

3.2           Terms and Conditions of the AM Program.  Subject to the provisions of Section 3.1 and this Section 3.2, LM shall determine the form, scope and content of the Terms and Conditions in its sole discretion, and may effect any additions, deletions or other modifications thereto as it may determine in its sole discretion.  Prior to effecting any such addition, deletion or modification which will substantially alter the rights of the Customers, LM will advise the Bank thereof and review same with the “Senior Sponsor Advisory Board” operated by LM.

3.3           Treatment of Collectors.  Except as otherwise provided herein or with LM’s prior written approval, the Bank will not, and will ensure that no Affiliate of the Bank will (i) impose terms, conditions, fees or expenses on Customers or any other Persons in connection with any offer of AM which, individually or taken as a whole, are different than the Bank or its Affiliates imposed on their Customers prior to their offer of AM or impose on their Customers which do not or cannot receive AM, (ii) charge Customers any fees or other charges or expenses in connection with the issuance of AM, or (iii) with respect to the Retail Services Category, require Collectors to choose between AM and some other benefit; provided that the Bank may require Collectors to make such a choice in connection with Short Term Programs with appropriate value comparisons (as determined by LM, acting reasonably) between AM and such other benefits, so long as it obtains LM’s consent thereto, not to be unreasonably withheld.

ARTICLE 4
TERM OF AGREEMENT

4.1           Term.

(a)      The term of this Agreement commenced on September 25, 1991 and, unless earlier terminated in accordance herewith, shall continue until both the BankCard Term and the Retail Services Term have ended.  Upon termination of both the BankCard Term and the Retail Services Term, this Agreement shall be deemed to have terminated and such date shall be the effective date of termination hereof, notwithstanding that certain provisions hereof may survive such termination, whether pursuant to Section 4.5, or as otherwise expressly provided herein.  For greater certainty, upon termination of this Agreement in accordance herewith, both the BankCard Term and the Retail Services Term shall terminate, and if both the BankCard Term and the Retail Services Term shall have terminated, then this Agreement shall be conclusively deemed to have terminated on the date of the last of any such termination.

(b)      The Bank may, in its sole discretion, by giving LM not less than 12 months’ and not more than 18 months’ prior notice, elect that the BankCard Term and the Retail Services Term shall terminate on the last day of the BankCard Term and the Retail Service Term or as at the end of any Additional BankCard Term and Additional Retail Services Term specified in such notice, as applicable, in which case the BankCard Term and the Retail Services Term shall terminate on the applicable date, unless in either case the relevant term has terminated earlier in accordance in accordance with the provisions of this Agreement.

(c)      If at any time the Bank gives LM any notice contemplated by Section 4.1(b), or for any other reason the BankCard Term, the Retail Services Term or this Agreement otherwise terminates (except for termination of this Agreement under Section 4.4 [Termination for Cause]) then, until 90 days prior to the effective date of termination of the BankCard Term, the

Retail Services Term, or this Agreement, as applicable, the Bank shall, and shall cause each of its Representatives to, maintain in confidence the fact that the BankCard Term, the Retail Services Term or this Agreement will terminate, or any matter relating thereto, and in particular, but without limitation, shall not make any public announcements concerning such termination or its withdrawal from the AM Program, except:

(i)	with the consent in writing of LM;

(ii)	if disclosure is required by Applicable Law, in which case Section 11.3(b) shall apply mutatis mutandis; or

(iii)	if such information becomes generally available to the public other than as a result of disclosure by the Bank or any of its Representatives.

Unless such information becomes generally available to the public other than as a result of disclosure by LM or any of its Representatives, until such 90th day, LM shall not disclose the fact of any such termination or any matter relating thereto to its Collectors, other than any Collectors which are professional advisers or consultants to LM and are advised of the confidential nature of such information, or other Representatives of LM, or Sponsors or prospective Sponsors, including, as part of any communication to its Collectors, and to the extent that LM discloses any circumstances relating to such termination to any other Sponsor or prospective Sponsor, it shall use its best efforts to obtain the commitment of such actual or prospective Sponsor to keep such information confidential.

4.2           Program-Related Rights of Termination of the Bank.  If any of the following events or circumstances shall occur or exist, the Bank shall, at any time after the occurrence and during the continuance thereof, have the right to terminate this Agreement upon written notice to LM:

(a)          the AM Program ceases to operate (other than as a result of a force majeure as defined in Section 4.6(b)) and LM is not making all reasonable efforts to recommence operations; it being agreed that for the purposes of this clause (a) and Section 4.6, the term “ceases to operate” shall mean the inability on the part of LM, for a period of 30 consecutive days, to issue or redeem AM; or

(b)          at any time, on 30 days’ notice to LM, if LM has intentionally carried out any fraudulent or illegal conduct that materially affects the Bank’s financial position in respect of the AM Program.

4.3           Program-Related Rights of Termination by LM.  LM may terminate the the Bank Card Term or Retail Services Term or in the circumstances set out in Schedule 8.7 and 8,8, respectively.

4.4           Termination for Cause.  Either Party (the “Notifying Party”) may, at any time and upon at least one Business Day’s prior written notice to the other Party (the “Defaulting Party”), terminate this Agreement if any of the following events or circumstances shall occur and be continuing:

(a)           the Defaulting Party defaults in the payment when due of any amount owing to the Notifying Party hereunder and such default continues for a period of 20 Business Days following receipt by the Defaulting Party from the Notifying Party of notice of such default;

(b)           the Defaulting Party, which, in the case of the Bank, includes any Bank Party, defaults in the performance or observance of any obligation hereunder or under any document delivered pursuant hereto (including any trade-mark licence and/or registered user agreement and/or participation agreement), other than any obligation referred to in Section 4.4(a), and such default continues for a period of 30 Business Days following receipt by the Defaulting Party from the Notifying Party of notice of such default; or

(c)           the Defaulting Party makes an assignment for the benefit of its creditors, is adjudged bankrupt, files or consents to the filing of a petition in bankruptcy, consents to the appointment of a receiver (which term as used in this Section 4.4(c) shall include a receiver-manager, a sequestrator, a liquidator, or any other official having powers similar to those of a receiver, sequestrator or liquidator) of itself or of all or substantially all of its property; or if the Defaulting Party shall propose a compromise or arrangement under the Companies Creditors Arrangement Act (Canada); or a receiver is appointed without its consent of itself or of all or substantially all of its properties and is not discharged within l20 days of such appointment; or the Defaulting Party ceases to maintain its corporate existence or has any resolution passed therefor (other than as a result of an amalgamation).

4.5           Effect of Termination.

(a)           Upon and notwithstanding termination of this Agreement, the following provisions shall apply:

(i)	The Bank will ensure that no Bank Party issues AM following termination except as provided in Section 4.5(a)(ii).

(ii)
Notwithstanding termination, a Bank Party may, in accordance with Section 4.5(d), during the six month period subsequent to termination, issue any AM (not previously issued) in respect of which a Fee was paid prior to termination.  In addition, and without limiting Section 4.5(c), notwithstanding termination of the Retail Services Term or the BankCard Term (whether or not coincident with termination of this Agreement), for any reason other than a termination pursuant to Section 4.3, the Bank may continue to issue AM in accordance with this Agreement in respect of any Categories for which AM was issued prior to such termination, but only during the first 12 months following termination of this Agreement; provided however that, for greater certainty (A) the Bank shall continue to pay LM in accordance with Sections 5.1, 5.2 and 5.5 all Fees with respect to each such AM so issued by it after termination of this Agreement, and shall pay the MFC for such Categories for each month in such 12 month period in accordance with Section 5.5(a) (provided, however, that for purposes of this Section 4.5(a)(ii), the MFC for such Categories for each such month shall be the greater of such amount as the Bank shall estimate to LM prior to the beginning of each such month, and an amount equal to the actual amount payable by the Bank for issuances of AM during the immediately preceding month), and (B) the Bank may apply any AM BankCard Credit Amount or AM Retail Services Credit Amount resulting from payments during such 12-month period, not only as a credit to reduce amounts that would thereafter otherwise be payable pursuant to Section 5.5(b), but also as a credit against any related MFCs payable during such 12-month period, and upon any such reduction, the AM BankCard Credit Amount and the AM Retail Services Credit Amount shall be correspondingly reduced.  If at the end of such 12 month period, there is still any such AM BankCard Credit Amount or AM Retail Services Credit Amount resulting from payments during such 12 month period which has not been so applied, LM shall forthwith refund the amount thereof to the Bank and the AM BankCard Credit Amount and the AM Retail Services Credit Amount shall be reduced to nil.

(iii)
Except to the extent required in connection with the issuance of AM in accordance with Section 4.5(a)(ii), the Bank shall ensure that no Bank Party will, following the Termination Date, hold itself out as a Sponsor in the AM Program.

(iv)
The Bank shall ensure that each Bank Party will, following termination, provide LM with such information and assistance as LM shall reasonably request with respect to AM which have been issued by a Bank Party or redeemed, or which are claimed by a Collector to have been so issued or redeemed.

(v)
The termination of this Agreement shall not affect or discharge any obligation of either Party outstanding on the Termination Date or the Bank’s obligation pursuant to Sections 1.1(d) [Employee Incentive AM], 5.1, 5.2, 5.3 and 5.5 to pay Fees or other amounts subsequent to the Termination Date in respect of AM issued at any time by a Bank Party.

(vi)	Each Party shall cease to utilize the other Party’s intellectual property after the expiry of the period contemplated in clause (ii) above.

(vii)
Notwithstanding the termination of this Agreement, the provisions of Sections 1.3 [Protection of AM Program], 4.5 [Effect of Termination], 4.7 [Limitation of Liability], 5.4 [Taxes], 10.2 [Customer Credits], 11.2 [Data Ownership and Access] and 11.3 [Confidentiality] shall survive termination indefinitely.

(b)           In the event that either the BankCard Term or the Retail Services Term (but not both) shall have terminated, Section 4.5(a) shall apply to AM with respect to BankCards or Retail Services, as applicable, on the following basis:

(i)	clauses (i), (ii) and (iv) of Section 4.5(a) shall apply mutatis mutandis to AM with respect to BankCards or Retail Services, as applicable; and

(ii)	notwithstanding such termination of the BankCard Term or Retail Services Term, as applicable, each Party shall continue to be subject to this Agreement in all other respects.

(c)           In order to determine, for the purposes of Section 4.5(a)(ii), the number, if any, of AM in respect of which a Fee was paid prior to termination, the following provisions will apply:

(i)
the aggregate number, if any, of AM that the Bank Parties shall be entitled to issue with respect to BankCards pursuant to the first sentence of Section 4.5(a)(ii) shall be the aggregate of the individual results obtained when each AM BankCard Credit Amount (or portion thereof) then still outstanding as at the Termination Date (or the date of termination of such Category, as applicable) is divided by the Issuance Fee which was in effect during the month in which such AM BankCard Credit Amount was accrued pursuant to Section 5.5(d); and

(ii)
the aggregate number, if any, of AM that the Bank Parties shall be entitled to issue with respect to Retail Services pursuant to Section 4.5(a)(ii) shall be the aggregate of the individual results obtained when each AM Retail Services Credit Amount (or portion thereof) then still outstanding as at the Termination Date (or the date of termination of the Retail Services Term, as applicable) is divided by the Issuance Fee which was in effect during the month in which such AM Retail Services Credit Amount was accrued pursuant to Section 5.5(e).

(d)           For the purposes of Section 4.5(c), on-going applications of AM BankCard Credit Amounts and AM Retail Services Credit Amounts pursuant to Sections 5.5(d) and (e), respectively, shall occur on a first-in, first-out basis so that older AM BankCard Credit Amounts (if any) and older AM Retail Services Credit Amounts (if any) shall be reduced before newer amounts of the same.

4.6           Force Majeure.

(a)      Failure to perform any obligation under this Agreement, or the occurrence or existence of an event or circumstance under Section 4.2 or 4.4, as a result of force majeure shall not constitute non-compliance or a default or a cause for termination under this Agreement for the purposes of Section 4.2 or 4.4.  Neither Party shall be under any liability to the other as a result of any delay or default in carrying out its obligations hereunder which is due in whole or in part to any force majeure.  Notwithstanding the foregoing, force majeure shall in no event exempt any Party from any obligation to pay, or excuse any failure to pay, any amount payable hereunder when due.  A Party who contends that its obligation is suspended or its performance is otherwise excused by reason of force majeure must give prompt written notice to the other Party specifying the condition or event constituting the same.

(b)      For the purposes hereof, “force majeure” shall mean any of the following:  lightning, storms, earthquakes, floods, droughts, fires, explosions, expropriation, action of any government or governmental body or court, acts of God or any other cause, whether similar to or dissimilar from the foregoing, beyond the control of the Party seeking to take advantage of force majeure and affecting performance by such Party.

(c)      Notwithstanding the foregoing paragraphs of this Section 4.6, if any force majeure is such that it causes the AM Program to cease to operate (within the meaning specified in Section 4.2(a)), then the Bank’s payment obligations under Section 5.5(a) shall be suspended, commencing on the date of commencement of such cessation for a period equivalent to the period during which such cessation continues.  Upon such cessation stopping, the Bank’s payment obligations under Section 5.5(a) shall revive forthwith.  If a force majeure which causes the AM Program to cease to operate occurs which either Party relies upon, and such force majeure continues for a period of 270 consecutive days, then the other Party may provide such Party with not less than 30 days prior written notice of its intention to terminate this Agreement, and this Agreement shall terminate effective upon the expiry of such 30 day period unless, prior thereto, such force majeure (or such Party’s reliance thereon under this Section 4.6) has ceased.

4.7           Limitation of Liability.  The Parties acknowledge that no Party shall be under any liability to the other for damages for loss of profit or consequential or indirect damages resulting from any breach hereof.  LM’s maximum liability for damages under this Agreement for breach of any term hereof shall be limited in the aggregate to not more than the total of (x) all amounts theretofore paid by the Bank to LM under this Agreement and (y) all amounts actually due hereunder to LM but unpaid by the Bank as at the time a claim for damages is first made by the Bank against LM, except that the foregoing limitation shall be inapplicable in respect of damages arising as a result of LM’s fraud or wilful dishonesty.  The foregoing shall not preclude any Party’s right to seek any available equitable remedy such as specific performance or injunctive relief.

4.8           Implementation of Transfer Period.

(a)      During any Transfer Period (as defined in Section 4.8(h)), the Bank may, at its own expense and provided that LM and the Bank have agreed on the applicable pricing under Section 4.8(g), notify its Customers who are Collectors that they may, by notice to either LM or the Bank, elect to transfer any AM issued by the Bank and then outstanding in their AM Account (“Bank AM”) to any other award program which the Bank then has in effect or plans to introduce.  If any such Collector who has been so notified by the Bank in accordance with this Section 4.8(a), notifies LM in writing during the Transfer Period of their wish to make such a transfer, LM will cancel all of such Collector’s Bank AM and will facilitate the transfer thereof in accordance with the following.  Any such notice from a Collector shall be in form acceptable to LM, acting reasonably and shall provide, at a minimum, an express statement by the Collector that they wish their Bank AM to be so transferred and understand that upon such transfer their Bank AM will be cancelled and they will have no further rights with respect to such AM.

(b)      LM shall determine the number of Bank AM at any time during the Transfer Period outstanding in the AM Account of any Collector based on the total number of Bank AM issued by the Bank to such Collector, and the number thereof which have been redeemed, and shall determine the number thereof which have been redeemed on a proportionate basis comparable to that provided for in Section 5.1(c).

(c)      In addition to accepting the written notice of Collectors in accordance with Section 4.8(a) above, LM will also accept notice from the Bank as to which Collectors who have been notified by the Bank in accordance with Section 4.8(a), wish to have their Bank AM so transferred.  In giving any such notice, the Bank will only reference Collectors who have actually notified the Bank in writing of their wish to have their Bank AM so transferred, and in particular, may not rely on any negative options, whereby the failure of a Collector to notify the Bank that they do not want their Bank AM so transferred is deemed to constitute their consent to such a transfer.  If the Bank gives any such notice to LM, LM shall be entitled, at its own expense, to verify the accuracy of the information contained therein and the Bank shall co-operate reasonably with LM in that regard, including providing LM access to all or any group identified by LM of the actual responses provided by Collectors who have responded to the Bank.  Any such notice from the Bank shall be given by the Bank at its own expense, and shall be in such electronic or computer readable form as LM, acting reasonably, shall approve at the time in question, the intention being that the form used must be easily readable by LM’s computer systems.

(d)      If an Insolvency Event (as defined below) has occurred and is continuing and LM fails to cancel a Collector’s Bank AM or facilitate the transfer thereof to the extent required under this Section 4.8 or fails to comply with any of its other obligations under this Section 4.8, and in either event has not cured such failure within 5 Business Days of the Bank notifying LM of such failure, referring to this Section 4.8 and requiring that such failure be cured, the Bank shall be entitled to direct LM’s database outsourcer (currently ADS Alliance Data Systems, Inc.) to take such action on behalf of LM, and LM hereby irrevocably consents to the Bank so directing such outsourcer, provided that any such direction to such outsourcer shall be in writing and a copy thereof shall be concurrently provided to LM and provided further that any expenses incurred by the Bank in so directing any such outsourcer or paying any amounts which such outsourcer requires to be paid in connection with performing the actions directed by the Bank, shall be for the Bank’s own account and must be paid by the Bank.  The only information which the Bank shall be entitled to obtain from such outsourcer shall be such information as the Bank requires in order to provide the notices described in Section 4.8(a), and apart from such information, the Bank shall not be entitled to receive any information from such database outsourcer regarding LM or its Collectors.

(e)      If the Bank notifies LM to transfer any such Bank AM or directs LM’s outsourcer to take any action on behalf of LM, the Bank shall indemnify and save LM and each of its Representatives harmless from and against any and all Costs which LM shall suffer or incur, whether directly or indirectly, as a result of effecting such transfer or cancelling such AM or such outsourcer taking the action so directed, including, any damages or other expenses suffered as a result of any Collector asserting that their AM should not have been cancelled, but excluding any damages or other expenses suffered as a direct result of LM’s own negligence or wilful default.  Section 4.7 as well as any other limitations on liability in this Agreement, shall not apply to the indemnity provided for in this Section 4.8(e).

(f)      Before making any announcement of the type referred to in Section 4.8(a) above, the Bank shall, at its own expense, put in place and establish all electronic and other interfaces between LM (or its outsourcer, as determined by LM) as shall be necessary or desirable to allow and facilitate to the greatest extent reasonably practicable in the circumstances the easy transfer of data between LM (or such outsourcer, as applicable) and the Bank to allow for such a transfer of AM.  All such interfaces must be approved of by LM, acting reasonably.

(g)      The Bank shall reimburse LM for any out-of-pocket costs incurred by LM in connection with the matters contemplated by this Section 4.8.  In addition, for each transaction whereby Bank AM of a particular Collector are transferred to a Bank program as contemplated by this Section 4.8, the Bank will pay LM such amounts as the Bank and LM agree upon in advance of the Bank providing any notices under Section 4.8(a).  The Parties shall negotiate with each other at the time in question in good faith regarding the settling of such amounts, it being acknowledged that the amounts to be paid by the Bank may differ depending on whether LM is notified by Collectors in writing, or the Bank provides the notice to LM referred to in Section 4.8(c).  The Bank shall not be entitled to provide any such notices under Section 4.8(a) or otherwise transfer AM of its Customers, and LM shall have no obligation hereunder to cancel any Collector’s Bank AM or facilitate the transfer thereof, in either event until such time as the amount to be paid has been settled in accordance with the foregoing.  All such amounts to be paid by the Bank in respect of transactions which take place in any month, shall be payable by no later than the 15th day of the following month.  Notwithstanding Section 5.9(b) hereof, if any of the Bank AM being transferred by LM in a particular transaction are not BankCard AM, the Bank may deduct from any amounts otherwise payable to LM under this Section 4.8(g) in respect of such transaction (the “gross amount”), an amount equal to the lesser of (i) the gross amount and (ii) an amount equal to the net aggregate cash amount initially deposited to LM’s reserve fund in respect of the eventual redemption of such Bank AM which are not BankCard AM, to the extent such amounts are still on deposit therein, all as determined by LM, acting reasonably.  If, at the time in question, LM is not able to determine with reasonable accuracy which Bank AM in a particular Collector’s account are BankCard AM and which are not BankCard AM, LM and the Bank shall work together in good faith to determine a mechanism to make such determinations.

(h)      For purposes of this Section 4.8, the “Transfer Period” shall be the earlier to occur of either (i) the last three months of an Orderly Wind-down Period (as defined below) (or if the Orderly Wind-down Period is less than three months long, the entire Orderly Wind-down Period); provided that if at any earlier time in an Orderly Wind-down Period, LM has become routinely unable to redeem AM for any period in excess of 5 Business Days, for any reason other than force majeure (as defined in Section 4.6), the Transfer Period shall thereupon commence and last until the earlier of the expiry of three months, and the expiry of the Orderly Wind-down Period; or (ii) the period from the occurrence of an Insolvency Event to and including the earlier of (A) the expiry of three months from such occurrence and (B) the time when an Insolvency Event ceases to be continuing.  For purposes of this Section 4.8, if at any time LM publicly announces that, effective as of a certain date specified in such announcement, LM shall cease to permit the issuance of AM, and that effective as of a later date also specified in such announcement, LM shall cease to permit the redemption of AM, an “Orderly Wind-down Period” shall commence as of the date so specified in such announcement on which LM shall cease to permit AM to be issued, and shall continue until the date so specified in such announcement on which LM shall cease to permit the redemption of AM.  LM shall give the Bank as much prior notice of any such public announcement as reasonably practicable in the circumstances.  For purposes of this Section 4.8, an “Insolvency Event” shall occur if (i) proceedings are commenced by LM for its dissolution, liquidation or winding up; (ii) LM shall make an assignment in bankruptcy for the benefit of its creditors or files or consents to the filing of a petition in bankruptcy; (iii) any Person commences proceedings against LM seeking its bankruptcy and either LM has not taken any steps to oppose such proceedings within 10 days of LM receiving notice of such commencement, or such proceedings have not been dismissed or otherwise successfully defended within 60 days of LM receiving notice of such commencement; (iv) LM is adjudged or declared bankrupt or insolvent and either LM has not taken any steps to oppose such adjudgement or declaration within 10 days of LM receiving notice thereof, or such adjudgement or declaration is not reversed or set aside within 30 days; or (v) the AM program ceases to operate (within the meaning of Section 4.2(a) hereof), other than as a result of force majeure (as defined in Section 4.6(b)) or the occurrence of an Orderly Wind-down Period, and LM is not making all reasonable efforts to recommence operations, but in any event shall not include the making of  any proposal by LM under the Bankruptcy and Insolvency Act (Canada) or making of any proposal or seeking of an arrangement under the Companies’ Creditors Arrangement Act or any comparable law.

ARTICLE 5
PAYMENTS

5.1           BankCard Fees  For every BankCard AM issued by a Bank Party of which the Bank notifies LM on or after the Effective Date in accordance with the provisions of Section 10.2, the Bank shall pay LM, at the time specified in Section 5.5, the BankCard Issuance Fee in effect at the time such BankCard AM is issued.

5.2           Non-BankCard Fees.  For every Non-BankCard AM issued by a Bank Party of which the Bank notifies LM on or after the Effective Date in accordance with the provisions of Section 10.2, the Bank shall pay LM, at the time specified in Section 5.5, the Retail Issuance Fee in effect at the time such Non-BankCard AM is issued.

5.3           Fee Adjustment.  The BankCard Issuance Fee and the Retail Issuance Fee shall be adjusted from time to time in accordance with the provisions of Schedule 5.3.

5.4           Taxes.  The Bank shall, within the time prescribed by Applicable Law, pay all Taxes, whether now or hereafter in effect, which are or become payable by the Bank under Applicable Law in respect of any amount payable by the Bank hereunder.

5.5           Payment Dates and Payment of Initial Monthly Payment.

(a)      The Bank will, on or before the first Business Day of each month:

(i)	during the BankCard Term, pay LM an amount equal to the Initial Monthly Payment for BankCards for such month; and

(ii)	during the Retail Services Term, pay LM an amount equal to the Initial Monthly Payment for Retail Services for such month.

Each such payment shall be non-refundable, shall be considered the minimum fee payable hereunder for the applicable Category and shall not depend upon the number of AM which any Bank Party has issued or may issue.

(b)      The Bank will pay LM the amount payable pursuant to Section 5.1 with respect to BankCard AM issued in a particular month as soon as practicable and, in any event, not later than the last Business Day of the month following such particular month.  If the amount so payable with respect to BankCard AM issued in a particular month is equal to or less than the Initial Monthly Payment for BankCards payable pursuant to Section 5.5(a) on the first Business Day of such month, such amount will be deemed to have been paid; and if such amount exceeds the Initial Monthly Payment for BankCards so payable, the Bank will pay to LM an amount equal to the excess on or before the payment day determined pursuant to the preceding sentence.

(c)      The Bank will pay LM the amount payable pursuant to Section 5.2 with respect to Non-BankCard AM issued in a particular month as soon as practicable and, in any event, not later than the last Business Day of the month following such particular month.  If the amount so payable with respect to Non-BankCard AM issued in a particular month in connection with Retail Services is equal to or less than the Initial Monthly Payment for Retail Services payable pursuant to Section 5.5(a) on the first Business Day of such month, such amount will be deemed to have been paid; and if such amount exceeds the Initial Monthly Payment for Retail Services  so payable, the Bank will pay to LM an amount equal to the excess on or before the payment day determined pursuant to the preceding sentence.

(d)      If the amount payable pursuant to Section 5.1 with respect to AM issued in a particular month in a Fiscal Year is less than the Initial Monthly Payment for BankCards payable for such month, such differential amount (the “AM BankCard Credit Amount”) will, from time to time, be applied (and, to the extent so applied, will be reduced) as a credit to reduce the amounts which would thereafter otherwise be payable pursuant to Section 5.5(b); provided that all such credits for the BankCard Category shall terminate, in the case of each of the first three Fiscal Years in the BankCard Term, on the earlier of the last day of the Fiscal Year and the termination of the BankCard Term, and in the case of the remaining Fiscal Years in the BankCard Term, on the termination of the BankCard Term.

(e)      If the amount payable pursuant to Section 5.2 with respect to AM issued in a particular month in a Fiscal Year is less than the Initial Monthly Payment for Retail Services payable for such month, such differential amount (the “AM Retail Services Credit Amount”) will, from time to time, be applied (and, to the extent so applied, will be reduced) as a credit to reduce the amounts which would thereafter otherwise be payable pursuant to Section 5.5(c); provided that all such credits for the Retail Services Category shall terminate, in the case of each of the first two Fiscal Years in the Retail Services Term, on the earlier of the last day of the Fiscal Year and the termination of the Retail Services Term, and in the case of the remaining Fiscal Years in the Retail Services Term, on the termination of the Retail Services Term.

(f)      For purposes of this Section 5.5, any Employee Incentive AM issued in any month shall be deemed to have been issued in connection with Retail Services (unless the circumstances are such that it is manifestly clear that such AM relate to BankCards, in which case they shall be deemed to have been issued in connection with the BankCards); provided that in any event, any Employee Incentive AM which may be counted for such purposes as having been issued in any month in connection with any particular Category shall not be applied to the Initial Monthly Payment for such Category and the Bank shall pay the Issuance Fee therefor without taking into account any Initial Monthly Payment or any credits described in this Section 5.5.

5.6           Agreements with Other Sponsors.

LM agrees that, from and after the Effective Date, it will not enter into any agreement with any Sponsor which does not comply with the provisions of Schedule 5.6.

5.7           Annual Payment.  Intentionally Deleted.

5.8           Interest.  If any Party shall default in the payment when due of any amount (including interest) payable to the other Party hereunder, such defaulting Party shall pay to the other Party interest calculated daily and compounded monthly at a rate per annum equal to the Prime Rate.  All such interest shall be payable on the last Business Day of each month.

5.9           General Provisions as to Payment.

(a)      The Bank shall ensure that all amounts payable by it hereunder are received by and available to LM in same day funds, not later than 11:00 o’clock a.m. (Toronto time) on the due date, by deposit to such account with the Bank as LM shall specify in writing or that irrevocable payment instructions are transmitted to any other financial institution for the account specified from time to time by LM in a written notice to the Bank for payment on the due date.

(b)      The Bank’s obligation to pay the amounts payable by it hereunder shall be absolute and unconditional and shall not, except as otherwise permitted by the succeeding sentences in this paragraph (b), be subject to any abatement, deduction, set-off or withholding for any reason whatsoever, including, by reason of any counterclaim, present or future Taxes, or otherwise whatsoever.  The Bank shall have the right to withhold any Taxes required as a result of any enactment of Applicable Law occurring after September 25, 1991 which requires the Bank to do so provided (i) the Bank shall have first notified LM of the requirement to withhold such Taxes from any payment due to LM hereunder, (ii) the Bank remits such withholding to the appropriate revenue authority pursuant to such Applicable Law within the time periods prescribed by such Applicable Law and provides evidence, satisfactory to LM, that it has so remitted such Taxes, and (iii) the Bank co-operates with LM, as LM may reasonably require, in any reasonable dispute by LM with any relevant authority as to the requirement for such withholding.  The Bank hereby agrees that LM shall, provided it acts reasonably, have the right to contest any alleged requirement that the Bank withhold Taxes from any amount due to LM hereunder either in its own name or in the name of the Bank, and any refunds the Bank receives of any such withheld Taxes shall be forthwith paid to LM by the Bank.

(c)      LM agrees to provide the Bank with such reasonable information on its invoices and other billings to the Bank as the Bank may reasonably request regarding federal and provincial goods and services taxes payable to enable the Bank to claim any input tax or similar credits available to the Bank with respect to such taxes.

(d)      Unless specifically directed otherwise by the Bank at the time of payment, payments received by LM from the Bank may be applied by LM to amounts owing hereunder by the Bank in such order of application as LM may select.

5.10           Characterization of AM for Multi-Use Cards.  If a particular BankCard can also be used for other purposes (for example, as a debit or stored value card), then AM issued in connection with the issuance or use of such card shall be characterized as BankCard AM or Non-BankCard AM, in accordance with this Section 5.10:

(i)
to the extent any such AM is issued in connection with the use of such BankCard as a credit or charge card, it shall be considered BankCard AM and such AM shall be considered to have been issued in connection with the BankCard Category;

(ii)
to the extent any such AM is issued in connection with the use of such card in some other fashion (including as a debit or stored value card), then such AM shall be considered to be Non-BankCard AM; and

(iii)
if the Bank wishes to issue any AM in connection with any such multi-use card, where it is unclear whether such AM will be issued as contemplated in clause (i) or clause (ii) (for example, AM issued simply on the issuance of any such multi-use card), such AM shall be considered Non-BankCard AM unless otherwise agreed by the Parties in writing.

ARTICLE 6
CIRCUIT BREAKERS

Intentionally Deleted

ARTICLE 7
MFC

Intentionally Deleted

ARTICLE 8
PROGRAM DESIGN

8.1           Bank’s Obligations.

(a)      General.  The Bank shall use its best efforts to design, develop and implement marketing programs in respect of each Category in order to promote awareness of the AM Program among Customers, to maximize the issuance of AM to Customers and otherwise maximize the benefits of the AM Program to itself, LM and all Sponsors.  All Bank marketing programs relating to the promotion of the AM Program shall be available for LM’s prior review.  All uses by the Bank of any intellectual property of LM, including any of its trademarks or logos, and any description of the AM Program, in any materials produced or distributed by the Bank, must be pre-approved by LM and, without limitation, must comply with LM’s graphic standards.

(b)      BankCards.  Throughout the BankCard Term, the Bank shall make available for issuance throughout Canada, and shall issue, at least four types of AM BankCard, as follows:

(i)	two BankCards intended for use by individuals for purchases of goods and services for personal use featuring Award Amounts of $15 and $20 respectively (as selected by the Customer); and

(ii)	a BankCard intended for use by Persons for purchases of goods and services for use in business featuring an Award Amount of $20.

(c)        Except with the prior written consent of LM, no Award Amount for an AM BankCard shall be greater than $40 and the Bank may not impose a limit with respect to any AM BankCard on the Net Purchase Amount, above which the Bank will not issue AM.

(d)        During the BankCard Term, the Bank shall make available at least one AM BankCard intended for use by individuals for purchases of goods and services for personal use that has no Cardholder Fee.

(e)      Enhanced Flight Reward Benefit.  The Bank may, in accordance with the terms set out in Schedule 8.1(e), make available at least one AM BankCard intended for use by individuals for purchases of goods and services for personal use having the features described in Schedule 8.1(e).

(f)      Other BankCard Features.  The Bank shall have the sole and exclusive right to establish the terms of any agreements with cardholders, rates of interest and credit limits.  Subject to the provisions of Section 8.3, the Bank may, in its sole discretion, introduce, modify or withdraw, any feature associated with a BankCard from time to time.

(g)        The Bank may from time to time offer AM by way of bonus in connection with the use of an AM BankCard based on such factors as the Bank may, in its discretion, determine from time to time including, without limitation, first use and annual aggregate Net Purchase Amount, subject to the following provisions:

(i)	The Bank may offer BankCard AM by reference to a specific Person that is a Sponsor on prior notice to LM but without LM’s prior written consent, provided that the Bank:

(A)	provides LM with details of each offer prior to implementing the offer;

(B)	establishes a separate code approved by LM for the offer to permit LM to track the issuance of BankCard AM issued by the Bank in connection with the offer; and

(C)	ceases to issue BankCard AM in connection with the offer as soon a practicable (and in any case not later than 90 days) following notice from LM that such Person has ceased to be a Sponsor;

(ii)
The Bank shall not, without LM’s prior written consent, offer BankCard AM by reference to a specific Person (including any merchant) that is not a Sponsor or by reference to specific goods or services; if LM has consented to a particular offer, then the Bank may charge the other Person a fee or other compensation for each BankCard AM issued by the Bank in connection with the offer, so long as:

(A)
the fee or other compensation is not, directly or indirectly, less (or effectively less) than $0.20 or more (or effectively more) than $0.45 per BankCard AM (and if the Bank charges the other Person a fee or other compensation in connection with the issuance of such BankCard AM that is not measured on a per AM basis, then the Bank shall, acting reasonably, determine the net effective amount per AM to which the fee or other compensation is equivalent and use the equivalent amount for purposes of this Section); and

(B)
without limiting Section 11.3, the Bank does not disclose to the other Person the actual amounts payable by the Bank under the Program Participation Agreement in connection with the issuance of BankCard AM;

(iii)	the Bank shall not impose an additional fee on holders of AM BankCards in connection with any bonus offer of BankCard AM related to the use of a BankCard without the prior written consent of LM;

(iv)
for each BankCard AM issued by the Bank in connection with the offer, the Bank shall pay LM in accordance with the provisions of Section 5.1 the Issuance Fee in effect at the time such BankCard AM is issued, at the times specified in Section 5.5, unless, in connection with an offer made under Section 8.1(h)(i), the Sponsor has agreed in writing with LM to pay to LM an amount per BankCard AM issued by the Bank in connection with the offer that is equal to the amount that the Sponsor is required to pay LM for AM issued by the Sponsor pursuant to the agreement by which the Sponsor is licensed to issue AM, in which case the Bank shall not be liable to pay to LM the Issuance Fee in respect of any BankCard AM issued by the Bank in connection with the offer; and

(v)	the Bank shall comply with such directions and guidelines as LM may reasonably require in connection with the promotion, duration and administration of the offer.

8.2           Co-Branded Cards.  If the Bank issues a BankCard (in this Section 8.2, referred to as “Card”) on or after the Launch Date to a Person who immediately prior to the Launch Date was not a holder of a BankCard and such Person requests that such Card be registered in the AM Program, the Card issued to such Person shall be co-branded (i.e., shall have the AIR MILES logo as well as any logo of the Bank desired by the Bank).  The Bank shall issue such a co-branded Card to each of its existing Card holders who choose to add the AM feature to his Card upon the earlier of (i) the date that a new Card would be issued to such holder in accordance with the Bank’s regular card replacement cycle and (ii) the second anniversary of the Launch Date.  In addition, any debit or stored value cards issued by the Bank after the date hereof and which provide for the issuance of AM shall also be co-branded with the AIR MILES logo.  All such co-branded cards shall be in a form satisfactory to each of the Bank and LM and shall be consistent with any agreement between the Parties relating to trade-marks and copyrights.

8.3           BankCard Award.

(a)           Award Amount.  The Bank shall, each month, issue to each holder of an AM BankCard that number of AM which is equal to the whole number, if any, obtained (disregarding fractions) when the Net Purchase Amount in relation to such month’s statement for such AM BankCard is divided by the Award Amount in effect on the date of such statement.  At all times during the Term, the AM so issued shall be recorded on such statement.  The Bank shall notify LM of all AM issued so that LM may record, as appropriate, such AM in the applicable AM Account and the Bank shall, in addition, record on such statement that such number of AM have been issued.  Notwithstanding the foregoing provisions of this Section 8.3, the Bank shall have the right at any time not to issue AM with respect to a BankCard holder who is not in good standing at such time under his cardholder agreement with the Bank.  The Bank may not issue AM with respect to any BankCard except on the basis described in this Section 8.3 or on some other basis which has been approved of in writing by LM.

(b)           Definitions.  For purposes hereof, a “Major Change” in relation to a AM BankCard shall mean:

(i)	a reduction or elimination of the Award Amount;

(ii)	the introduction or increase of an annual fee in respect of any AM BankCard; or,

(iii)	the cancellation or withdrawal from the market of the AM BankCard.

(c)           Major Changes to BankCard.  The Bank may not make any Major Change in relation to an AM BankCard without the prior written approval of LM, which LM shall not unreasonably delay or withhold.  LM may in its complete discretion decline to approve a proposed Major Change in respect of which LM has previously provided its approval within the 24 months preceding the date of receipt from the Bank of the notice of such proposed Major Change.

(d)           Notice.  If at any time the Bank wishes to make any Major Change, it shall provide LM with written notice of:

(i)
the details of the proposed Major Change, including a statement of the business reason for the proposed Major Change, sufficient to enable LM to make an assessment of the impact of the proposed Major Change on the AM Program;

(ii)	the details of the Bank’s plans for the communication of the proposed Major Change; and

(iii)	the details of the Bank’s plans for the marketing of the AM BankCards after implementation of the proposed Major Change.

(e)           LM Approval.  LM shall notify the Bank whether or not LM has approved the proposed Major Change within 90 days after receipt from the Bank of the notice of the proposed Major Change.  If LM approves the Major Change or does not respond to the Bank within such time limit, then the Bank shall be entitled to implement the Major Change in accordance with the details thereof contained in the notice.  If within such time limit LM requests the Bank (i) to provide additional details of the proposed Major Change or of the Bank’s plans in respect thereof or (ii) to modify any aspect of the proposed Major Change or the Bank’s plans in respect thereof, then LM shall notify the Bank whether or not LM has approved the proposed Major Change within 30 days after receipt from the Bank of the additional details requested by LM or details of the modifications thereto proposed by the Bank.

(f)           Other Changes.  The Bank shall give LM reasonable prior written notice of every change that is not a Major Change to any feature associated with a BankCard that relates to the AM Program.

8.4           Retail Services.

(a)           Existing Retail Services Offers. Attached as Schedule 8.4(a) is a description of all of the current Bank offers for Retail Services as of the Effective Date.

(b)           Definitions.  For purposes hereof, a “Major Retail Change” in relation to a Retail Service shall mean a reduction or elimination of the number of AM issued by the Bank  in connection with a BMO Banking Plan bank account shown in Schedule 8.4(a).

(c)          Major Retail Changes.  The Bank may not make any Major Retail Change without the prior written approval of LM, which LM shall not unreasonably delay or withhold.  LM may in its complete discretion decline to approve a proposed Major Retail Change in respect of which LM has previously provided its approval within the 24 months preceding the date of receipt from the Bank of the notice of such proposed Major Retail Change.

(d)           Notice.  If at any time the Bank wishes to make any Major Retail Change, it shall provide LM with written notice of:

(i)
the details of the proposed Major Retail Change, including a statement of the business reason for the proposed Major Retail Change, sufficient to enable LM to make an assessment of the impact of the proposed Major Retail Change on the AM Program;

(ii)	the details of the Bank’s plans for the communication of the proposed Retail Major Change; and

(iii)	the details of the Bank’s plans for the marketing of the Retail Services affected by the proposed Major Retail Change after implementation of the proposed Major Retail Change.

(e)           LM Approval.  LM shall notify the Bank whether or not LM has approved the proposed Major Retail Change within 90 days after receipt from the Bank of the notice of the proposed Major Retail Change.  If LM approves the Major Retail Change or does not respond to the Bank within such time limit, then the Bank shall be entitled to implement the Major Retail Change in accordance with the details thereof contained in the notice.  If within such time limit LM requests the Bank (i) to provide additional details of the proposed Major Retail Change or of the Bank’s plans in respect thereof or (ii) to modify any aspect of the proposed Major Retail Change e or the Bank’s plans in respect thereof, then LM shall notify the Bank whether or not LM has approved the proposed Major Retail Change within 30 days after receipt from the Bank of the additional details requested by LM or details of the modifications thereto proposed by the Bank.

(f)           Other Changes.  The Bank shall give LM reasonable prior written notice of every change that is not a Major Retail Change to any Retail Service that relates to the AM Program.

8.5           Additional Bank Rights and Obligations.

(a)           No Point Conversions.  Without limiting the generality of Section 1.1, each issuance of AM by a Bank Party shall be directly to the Collector as a result of the provision of goods or services within the scope of a Category or as otherwise expressly permitted hereby, and not, for example, as a result of the conversion of points accumulated by the Collector with or through a Bank Party.

(b)           Multi Award Programs.  Notwithstanding Section 8.5(a), if at any time or from time to time the Bank or any other Bank Party commences a multi-award program whereby such Bank Party provides goods or services or any other award or value, to Persons in connection with such Persons’ use or purchase of products or services, the Bank may, subject to Section 1.1 and in addition to the offers it is otherwise required to provide under this Agreement, offer AM as one of the awards for redemption, but only if LM has first approved such inclusion, including the offer under which the AM will be issued and only so long as AM are still issued only in compliance with this Agreement (other than Section 8.5(a) hereof).  Notwithstanding the foregoing or anything else contained in this Agreement, the Bank shall not offer AM as a redemption option under any points conversion program which is promoted by reference to the fact that points earned thereunder can be redeemed for flights on or with Air Canada.

(c)           New Loyalty Programs.  If at any time or from time to time the Bank or any of its Affiliates develops or is presented with any ideas for a Competing Program to operate within Canada, the Bank shall, subject to the following, give LM full details of the proposed program structure and consumer rewards (which for greater certainty, need not include actual costs) relating to such ideas and, after such details have been given, the full opportunity of making a presentation to the Bank no less than 30 days thereafter on how LM could incorporate such idea into the AM Program or otherwise operate such Competing Program for the benefit of the Bank.  The Bank will, in good faith, hear and consider any such presentation by LM but has no obligation to accept it.  LM recognizes that the Bank may, insofar as ideas presented by third parties, be bound by confidentiality obligations regarding the disclosure of such ideas, and the Bank need only disclose such information as it legally is entitled to disclose; however, the Bank shall use its reasonable efforts to obtain the right to disclose all such ideas to LM.  In any event, not less than ninety days prior to the commencement of its operation or participation in any such Competing Program, the Bank shall notify LM of its intention to commence operation or participation in such Competing Program and of full details concerning the program structure and consumer rewards (which for greater certainty, need not include actual costs) of such program.

(d)           No Limits on Section 2.4.  For greater certainty, this Section 8.5 is without limitation of Section 2.4, and does not suggest any greater right on the part of the Bank or any of its Affiliates to promote, enter into or participate in any Competing Program.

8.6           Cancellation of BankCard AM.

(a)           Cancellation of BankCard AM.  At the direction of the Bank, LM shall cancel BankCard AM previously issued by the Bank to a Collector who is the holder of the AM BankCard and who is Not in Good Standing at the date of the direction.  When directing LM to cancel any BankCard AM, the Bank shall follow the procedures agreed to by the parties from time to time.  The Bank shall not direct LM to cancel BankCard AM issued to Collectors who were Not in Good Standing prior to the Effective Date.

(b)           “Not in Good Standing”.  For the purposes of this Section 8.6, a Collector who is the holder of an AM BankCard who has a minimum payment that remains unpaid for three or more billing periods or whose AM BankCard has been suspended from further activity or has been cancelled is Not in Good Standing.  The Bank may at any time and from time to time change the definition of “Not in Good Standing”.  The Bank shall provide reasonable advance notice to LM of every such change.

(c)           Limits on Cancellation.  LM shall not be required to cancel a number of BankCard AM issued to a particular Collector that is greater than the number of AM standing to the credit of the Collector’s AM Account at the date of receipt by LM from the Bank of the direction to cancel, with the result that LM shall not be required to reduce the total number of AM standing to the credit of the Collector’s AM Account to less than zero.

(d)           Restoration of Cancelled AM.  The Bank shall re-issue all BankCard AM issued to a Collector in connection with the use of an AM BankCard which the Bank has directed LM to cancel if and when the Collector restores to good standing the AM BankCard in accordance with such procedures and within such time as the Bank may determine in its discretion.  The Bank may at any time and from time to time change such procedures and times.  The Bank shall provide reasonable advance notice to LM of every such change.

(e)           Collector Communications.  The Bank shall be responsible for all communications with Collectors in respect of whom the Bank has directed LM to cancel any BankCard AM, including all associated costs and expenses.  The Bank shall notify each such Collector of the cancellation of any BankCard AM previously issued to such Collector at the time and in the manner agreed upon by both parties.  LM shall refer all Collector inquiries relating to the cancellation of BankCard AM to the Bank using the messages agreed upon by both parties.  LM shall display the message agreed upon by both parties to identify the cancellation of BankCard AM in the transaction detail of Collector summary statements.

(f)           Financial Arrangements.

(i)
In each Fiscal Year of the BankCard Term starting with the Fiscal Year that begins on November 1, 2012, upon the cancellation of each BankCard AM, LM shall afford the Bank a credit in the amount of 90% of the BankCard Issuance Fee in effect at the time the BankCard AM is cancelled to the maximum number of BankCard AM shown in the table below (subject, if the BankCard Term  ends part way through a Fiscal Year, to reduction in the same proportion as the number of days in the BankCard Term in such year bears to 365):

Fiscal Year Starting	Maximum number of BankCard AM to be cancelled in accordance with the provisions of Section 8.6
November 1, 2012	20,000,000
November 1, 2013	21,000,000
November 1, 2014	22,000,000
November 1, 2015	23,000,000
November 1, 2016	24,000,000
November 1, 2017 and all subsequent Fiscal Years	25,000,000

LM shall not be required to afford the Bank a credit in respect of the cancellation of AM from more than three monthly periods in any calendar quarter.

(ii)	Upon the re-issuance of any BankCard AM previously cancelled by LM at the direction of the Bank, the Bank will pay to LM, at the time specified in Section

5.5 of the Agreement, the BankCard Issuance Fee in effect at the time the BankCard AM is re-issued.

(g)           Indemnity.  The Bank shall indemnify LM in respect of all costs, charges and expenses, including legal fees and amounts paid to settle an action or to satisfy a judgment, reasonably incurred by LM in respect of any civil, administrative or criminal action or proceeding to which LM is made a party by reason of or pertaining to the cancellation of any BankCard AM.  If any claim or demand is asserted by any person or any other matter arises in respect of which LM may seek indemnification (any of the foregoing, a “Third Party Claim”) LM shall notify the Bank promptly, and in any event within ten Business Days. The Bank shall have the right, at its sole expense, to assume the defense of the Third Party Claim with counsel of its choice, and to defend against, negotiate, settle or otherwise deal with the Third Party Claim.  If the Bank elects to defend against, negotiate, settle or otherwise deal with a Third Party Claim, it shall as promptly as practicable notify LM of its intent to do so. If the Bank assumes the defense of any Third Party Claim, LM may participate at his or its own expense, in the defense of such Third Party Claim.  The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third Party Claim.

8.7           Additional Bank Obligations for BankCards.

The Bank shall comply with the provisions of Schedule 8.7.

8.8           Additional Bank Obligations for Retail Services.

The Bank shall comply with the provisions of Schedule 8.8.

8.9           Banking and Credit Card Program for Sobeys.

The Bank has entered into a banking and credit card program agreement (the “Program Agreement”) with Sobeys Capital Incorporated (“Sobeys”), with services under the Program Agreement (collectively, the “Program Services”) commencing on or about September 9, 2010.  Certain of the Program Services will be associated with Sobeys’ loyalty program (any such loyalty program referred to as “Club Sobeys”), which when used may result in a Customer receiving the currency of the Club Sobeys program (“Points”), and certain of the Program Services will be associated with the AM Program, which when used may result in a Customer receiving AM.  These arrangements are described in Schedule 8.9.

ARTICLE 9
MARKETING

9.1           Definitions.  For the purposes of Sections 9.2 and 9.3, expenditures by the Bank on any advertisement that promotes the ability to collect AM in connection with both Retail Services and AM BankCards shall be divided equally between the RS Marketing Amount commitment and the BankCard Marketing Amount commitment.

9.2           BMO Retail Services Marketing Commitment.

(a)      During each Fiscal Year during the Retail Services Term, the Bank will, in addition to and without limiting any of its other obligations hereunder, spend an amount equal to at least the RS Marketing Amount at such time to actively promote its participation as a Sponsor offering AM in respect of Retail Services, including building awareness of the Bank as a Sponsor in respect of Retail Services and the ability to collect AM at the Bank for Retail Services.  If the Retail Services Term ends before the expiry of any such Fiscal Year, the Bank will only be required to spend a portion of such RS Marketing Amount equal to the portion of the Fiscal Year in question up to and including the date of termination of the Retail Services Term.  Efforts by the Bank to promote its participation as a Sponsor in respect of Retail Services shall, at a minimum, include each of the following:

(i)
including a prominent reference to the participation of the Bank in the AM Program (including the AM logo) on all statements and other similar communications sent to Customers of Retail Services provided such statements or other communications relate to goods or services for which such Customers have earned AM, and on the BMO.com internet website operated by the Bank or any successor or similar website hereafter operated by the Bank, but only on such portions thereof which refer to any Retail Services in respect of which the Bank is then issuing AM; (and without limiting Section 8.1, the Bank shall submit the designs for such statements and communications to LM for review and approval before production and publication);

(ii)
placing AM decals on either a door or window (or if none, other prominent location) of each physical location of the Bank and of any other Bank Party in Canada from which any goods or services are offered in respect of which AM is being issued, including all Bank retail branches (except to the extent that to do so would breach the terms of any lease in respect of such facility in effect on the date hereof), prominently displaying posters in each such location, containing a prominent reference to the ability to earn AM, continuously throughout the year and having AM brochures available in each such location communicating ways to collect AM in respect of Retail Services for which the Bank is then issuing AM, (without limiting Section 8.1, the Bank shall submit the designs for such posters and brochures to LM for review and approval before production and publication); and

(iii)
directing, through sales process design and training, all Bank staff serving Customers for Retail Services to identify and use opportunities where it would be appropriate to ask Customers if they are Collectors or otherwise promote the Bank’s involvement of the AM Program or to communicate to such Collectors the potential of earning AM through the Bank and encourage them to sign up for relevant AM offers.

(iv)
Expenditures by the Bank will only count towards the RS Marketing Amount required under this Section 9.2(a) to the extent such amounts are spent in bona fide out-of-pocket payments by the Bank to third parties

(which may include LM) in each case or bona fide internal cross charges imposed by other portions of the Bank or any other Bank Party at no more than market rates.

(b)      Of the RS Marketing Amount to be spent each Fiscal Year, (i) at least 90% must be spent on advertisements, marketing or promotional materials targeted directly at consumers and the balance can be used for other purposes contemplated by Section 9.2(a) or this Section 9.2(b) which result, directly or indirectly, in communications to consumers by the Bank regarding the AM Program, and (ii) at least 10% must be paid to LM for participation in AM Marketing Program initiatives that are primarily focused on the availability of AM for Original Retail Services at the Bank or specific Original Retail Services at the Bank for which AM may be earned.

(c)      If for any reason the Bank does not spend the full RS Marketing Amount as contemplated by Section 9.2(a) in any Fiscal Year (or portion thereof in the case of any partial Fiscal Year during the Retail Services Term), the Bank will forthwith pay LM the difference between the RS Marketing Amount (or such other amount) and the amount which was so spent by the Bank in respect of such period.  LM shall use the amount so paid by the Bank exclusively on promoting the issuance of AM by the Bank in respect of Retail Services.

(d)      The Bank will consult regularly with LM on the development of AM related product initiatives and promotions and will involve LM on such matters to the extent reasonably possible in the circumstances.  LM shall work with the Bank on such matters and attempt to provide advice on steps the Bank may take to improve the effectiveness thereof..

(e)      The Bank will, within 30 days following the end of each calendar quarter, provide a detailed written report to LM as to the expenditures made by the Bank during such quarter in connection with the matters referred to in this Section 9.2 and the other steps taken by the Bank to comply with its obligations under this Section 9.2, including the steps taken in connection with its obligations under Section 9.2(a)(i), (ii) and (iii).  Within 60 days after the end of each Fiscal Year, the Bank will provide LM with a summary of the marketing expenditures of the Bank in the Fiscal Year.

9.3           BMO BankCard Marketing Commitment.  In each Fiscal Year during the BankCard Term, the Bank will, in addition to and without limitation of any of its other obligations to LM, spend at least the BankCard Marketing Amount to promote the AM BankCards.  If the BankCard Term ends before the expiry of any such Fiscal Year, the Bank will only be required to spend a portion of the BankCard Marketing Amount equal to the proportion of the Fiscal Year in question up to and including the date of termination of the BankCard Term.  Of the BankCard Marketing Amount to be spent each year (i) at least 90% must be spent in bona fide out-of-pocket payments by the Bank to third parties (which may include LM) at no more than market rates on the promotion of the retention and utilization of the AM BankCards intended for use by consumers and the growth in the number of cardholders thereof, and (ii) at least 10% must be paid to LM for participation in AM Marketing Program initiatives that are primarily focused on the promotion of the retention and utilization of the AM BankCards intended for use by consumers.  The Bank’s obligation to spend the BankCard Marketing Amount will be additional to other marketing spending, and, without limitation, may not be used to off-set expenditures in connection with other AIR MILES coalition initiatives, including any expenditures required hereunder in connection with Retail Services (including the amount required under Section 9.2(a)), or coalition mailings participations.  The Bank will meet and consult with LM at least quarterly with respect to the implementation of the Bank’s spending commitments pursuant to this Section. Within 60 days following the end of each Fiscal Year, the Bank will provide LM with a summary of the marketing expenditures of the Bank in the Fiscal Year.  If for any reason, the Bank has not spent at least the BankCard Marketing Amount during such Fiscal Year (or portion thereof in the case of any partial year during the BankCard Term) on marketing activities designed to promote AM BankCards, then the Bank will forthwith pay LM the difference between the BankCard Marketing Amount (or such other amount) and the amount which has been so spent by the Bank during such Fiscal Year, as shown in the Bank’s summary, and LM shall spend the difference on marketing activities designed to promote AM BankCards.

9.4           BankCard and Retail Services Marketing.  For so long as this Agreement is in effect, the Bank shall pay LM the Marketing Fee each year to be spent by LM on marketing the AM Program generally.  The Bank shall pay the Marketing Fee to LM by no later than April 30 of each such year.

9.5           Advertising.  Each of the Parties shall be free to advertise the AM Program, subject to the provisions hereof, in any advertising media selected by it.  All advertising carried out under the AM Marketing Program in Quebec shall, to the extent reasonably appropriate, be in English and French.

9.6           National Roll-Out.  The Bank’s AM-based programs will be made available by it throughout Canada and LM will provide appropriate support to enable AM Collector enrolment throughout Canada as and from the Launch Date.

9.7           Marketing Advisory Board.  The Bank shall be entitled to be a member of the Marketing Advisory Board at all times during the Term.  The purpose of the Marketing Advisory Board shall be to provide advice on marketing initiatives and to share ideas and experiences with respect to the AM Program.

9.8           LM Marketing Commitment.

(a)           In each calendar year during the Term, LM will promote the Bank’s participation in the AM Program continuously throughout the year in print and electronic promotional materials distributed by LM to Collectors totalling at least 50,000,000 impressions (subject, if the Term  ends part way through a calendar year, to reduction in the same proportion as the number of days in the Term in such year bears to 365); and, for the purposes of this Agreement, each mention of the Bank, display of a Bank trade-mark and display of an AM BankCard image shall count as one impression.  Mentions and displays of a type granted by LM to all Sponsors without charge, including without limitation the printing of the Bank’s name in Collector statements and lists of Sponsors, will not be counted as impressions.

(b)           On or before the last Business Day in the month of October in each year during the Term, LM shall deliver to the Bank a proposed calendar of publication of the print and electronic materials to be distributed by LM to Collectors in the following calendar year.  At this time the

Parties shall meet for the purpose of reviewing the calendar and developing a program of marketing initiatives for the Bank that will promote the Bank’s participation in the AM Program as contemplated by this provision.

(c)           LM and the Bank shall hold quarterly meetings on the first Business Day of February, May, August and November in each year during the Term, beginning in February, 2009 or on such other days as the Parties may agree, for the purpose of developing a strategy for marketing BankCard and Retail Services to Collectors.  The Bank shall make every reasonable effort to ensure the attendance of one or more representatives from each of the Bank’s Retail Services, BankCard and Corporate Marketing divisions at every meeting.

(d)           As long as the Bank offers the New 1/$15 Flight Reward Benefit referred to in Schedule 8.1(f), LM will make reasonable efforts to prominently display an impression approved by the Bank:

(i)	on any printed Flight reward/redemption matrices that LM makes available to Collectors; and

(ii)	in the special travel offers section (if any) of the AM Program website.

9.9           Data Exchange.  The Parties shall comply with their obligations set out in Schedule 9.9.

ARTICLE 10
OPERATIONS AND ADMINISTRATION

10.1           AM Accounts.  LM shall maintain in its books and records, in respect of each Customer that is a Collector, an AM Account in which LM shall record all credits and debits of AM accruing in favour of or utilized by the Collector.  Each Party shall maintain all support and accounting systems and records and shall dedicate sufficient management personnel and operating employees to fulfil its obligations under this Article Ten.

10.2           Customer Credits.

(a)       For each issuance by a Bank Party of AM to any Collector other than as described in Section 10.2(b), the Bank shall forthwith notify LM of such issuance, which notification shall include notification as to the Collector’s name and Collector number, the number of AM issued and all such other details as LM may reasonably require from time to time (such details to be communicated by LM to the Bank as soon as practicable) and including, starting on January 1, 2001 (or, in the case of offer code by individual product offer and location code, by no later than December 31, 2001) for each Non-BankCard AM, Sponsor code (by line of business), offer code (by individual product offer or specific promotional bonus) and location code, except in each case to the extent the provision of such information by the Bank would be illegal or violate any agreements with customers to which the Bank is a party.  LM shall credit such Customer’s or employee’s AM Account with the notified number of AM.  The Bank represents and warrants to LM that, to the best of the Bank’s knowledge, the provision of such information by the Bank to LM, including the separation of chequing and savings account balance based AM earned, will not be illegal or violate any such agreement.  To the extent nonetheless, that the Bank determines that it may only provide such information with the consent of a Collector, the Bank will use all reasonable efforts to obtain such consent, consistent with its approach generally to the obtaining of similar consents for other purposes from its Customers.  Nothing contained in this Section 10.2(a) shall (i) prohibit the Bank from amending the terms of its agreements with its Customers from time to time, even if to do so would create a restriction applicable to the provision of information to LM that did not exist prior thereto, so long as any such amendment by the Bank is made generally and not with a focus specifically related to the provision of information to LM or information of the type which would otherwise have been provided to LM, or (ii) require the Bank to provide information to LM where provision of such information would be illegal.  If at any time or from time to time the Bank provides any information to LM in breach of any law or any such agreement, the Bank will indemnify and save LM and its Representatives harmless from and against any and all Costs suffered or incurred by them as a result of its receipt of such information in violation of such law or agreement or otherwise in connection therewith.

(b)      In connection with the issuance of AM to any Customer in connection with the use of such Customer’s BankCards, the Bank will forthwith notify LM of such issuance, which notification shall include notification as to the Customer’s name and Collector number, the number of AM issued and all such other details as LM may reasonably require from time to time (such details to be communicated by LM to the Bank as soon as practicable) and including, starting on the Product Launch Date, the offer code for the Award Amount associated with the Customer’s BankCard.  The Bank will also provide LM from time to time with the Collector numbers of those Collectors who, in the determination of the Bank, are eligible to obtain the New 1/$15 Flight Reward Benefit.

10.3           Collector Communications.

(a)       LM will make available to the Bank at least six opportunities in each calendar year to communicate to Collectors messages or offers regarding the Bank’s participation in the AM Program, such as having inserts included in LM statement mailings or having presence in a magazine or LM’s website.  The form and content of such communications shall be subject to LM’s sole discretion, including requirements as to size, weight and format.  LM may charge the Bank for such communications provided that the rate is “cost effective” to the Bank.  For purposes hereof, a “cost effective” rate is a rate, which, based on LM’s knowledge of the direct mail industry in Canada, is less than the rate a Person would typically pay an independent arm’s length third party for comparable communication vehicles in comparable circumstances, but in any event, LM need not charge below its own costs.  LM will ensure that at least 50% of Collectors have reasonable means to access information with respect to their Collector balance and transaction information when provided by LM.

(b)      The Bank shall ensure that the AM brand name and trade-mark are used when identifying AM on its BankCard statements.

10.4           Customer Service Lines.  Each of the Bank and LM agrees that customer services to be offered by it will be offered in at least English and French (including telephone services/customer statements/Terms and Conditions, but not necessarily other communications).  LM shall maintain a customer service line for redemptions and inquiries relating to the AM Program in general and to discuss operational problems.  The Bank shall maintain a customer service line for Collectors to discuss questions relating to the Bank and, to the extent inquiries relate to goods or services in respect of which the Bank offers AM, its particular involvement in the AM Program.

10.5           Interfaces.

(a)      The Bank and LM shall maintain electronic interfaces between each other (including, if appropriate, a manual delivery system for tapes reasonably acceptable to LM and the Bank) to accommodate recording, statementing and redemption of AM and Collector set-up all as outlined in this Agreement and as may be further required for the efficient functioning of the AM Program.  Without limiting the generality of the foregoing, such electronic interfaces and systems shall be such as to ensure the timely recording of all credits, debits and transfers of AM to or from AM Accounts and to accommodate the redemption of AM and the enrolment of Customers in the AM Program.

(b)      The Bank may not utilize any paper based means to issue or record the issuance of AM except with LM’s prior approval, which approval shall not be unreasonably withheld.  The incremental costs occasioned by any such paper based means shall be paid by the Bank unless such paper based means are used as a result of LM’s inability to accept electronic interfaces provided all electronic interfaces proposed or used by the Bank are not of an unusual sort and type.  LM will take such security precautions as it considers appropriate to protect the value and integrity of all such paper based means approved by it.  Each Party shall bear its own information processing costs internal to its operations and each shall co-operate as necessary to ensure that each Party’s systems are compatible with the other’s system.

ARTICLE 11
INTELLECTUAL PROPERTY AND CONFIDENTIALITY

11.1           Trade Marks and Copyrights.  The Parties acknowledge that they have entered into such trade mark licence agreements and agreements with respect to the protection of any copyright of either of the Bank or LM in any materials or documents as are reasonably necessary in the judgement of each Party (acting reasonably) including agreements relating to all trade marks of the Bank and LM which are to be or have been licensed by the Bank to LM or by LM to the Bank and any agreement as LM shall reasonably require in order to protect its copyright in any enrolment kit to be distributed by LM to Customers, provided, however, that (i) LM may require any Bank Affiliate in respect of whose activities the Bank issues AM hereunder to sign a licence agreement substantially similar to the licence agreement signed by the Bank, or to become Party to that licence agreement, and (ii) LM may require the Bank and such Bank Affiliate to comply with its trademark usage manual from time to time in effect.  In addition, but without limitation, the Bank may not use the name “Air Canada” or any variation thereof or any other trade-marks or business styles of Air Canada in its marketing or promotional materials relating to the AM Program, and the Bank acknowledges that the Air Canada name will not appear on the same page as the name of the Bank in any marketing or promotional materials produced by LM.

11.2           Data Ownership and Access.  LM will have ownership of all data collected or received by LM.  LM will provide the Bank with access to its Collector data base at pricing in accordance with Schedule 11.2, but in any event to be cost effective to the Bank (within the meaning set out in Section 10.3).  The Bank will comply with the provisions of Schedule 11.2 in connection with any access to information from LM’s Collector database.  LM will not segregate or identify in any LM database Customers participating in the AM Program (as opposed to other Collectors) when providing such information to others.  LM will not disclose to anyone (other than a Bank Party) the names of those Collectors who are Customers; provided that so long as LM is complying with paragraph (e) of the Database Principles as in effect on July 1, 2001, it will not be in breach of this Section 11.2.  LM will not sell the AM Program customer list to any Financial Institution in respect of any Category during the Term for so long as, in the case of any Retail Services Category, the Retail Services Term has not terminated, and in the case of the BankCard Category, the BankCard Term has not terminated.

11.3           Confidentiality.

(a)       Each Party shall, and shall cause each of its Representatives to, hold in confidence and not use in any manner whatsoever, other than as expressly contemplated by this Agreement, any Confidential Information of the other Party.  Forthwith following the termination of this Agreement, each Party shall (and shall cause each of its Representatives to) promptly, following a request therefor from the other Party, return to the requesting Party, and/or destroy, all copies of any tangible items (other than this Agreement), if any, which are or which contain Confidential Information of the requesting Party, including any summaries or analyses containing or analysing any such Confidential Information, provided that if to destroy any such material would breach any applicable law, the Party in question may return such material to the other Party, and if to return such material would breach any applicable law, the Party shall retain such material in confidence thereafter until such time as it may, under applicable law, return and/or destroy same, at which time it will do so and confirm having done so to the other Party.

(b)       Notwithstanding the foregoing, neither Party shall be obligated in respect of the disclosure of any Confidential Information where such disclosure is required by Applicable Law.  In such event, the Party so required to disclose shall, as soon as possible in the circumstances, notify the other Party of such requirement to disclose, so that the other Party may, if it wishes to, take action to challenge such requirement.  In addition, LM shall be entitled to disclose the terms of this Agreement for financing purposes and the existence and duration of this Agreement to potential Sponsors for the purposes of obtaining greater participation in the Program, provided in each case that Persons to whom disclosure is made agree to keep all matters so disclosed confidential, and shall also be entitled to disclose the names and other information regarding Customers to the extent it does so in compliance with paragraph (e) of the Database Principles as in effect on July 1, 2001.

11.4           Reporting. In addition to any other reports required by this Agreement, LM will provide the Bank with collector-level summary information to help the Bank understand Collectors’ overall involvement with the AM Program and trending with respect thereto.  The objectives of the reporting are to:

1.	support the Bank’s measurement of the level of success of the Retail Services program redesign; and

2.	provide information that will allow the Bank to initiate future adjustments to the use of AM.

LM will work with the Bank to develop monthly and quarterly reports containing the information required to support the above objectives.  The content and format of the reports will be prepared by LM and reviewed by the Bank to ensure that the information provided satisfies the Bank’s objectives.  The report content and format will be completed and approved no later than 90 days from the date hereof.

ARTICLE 12
REPRESENTATIONS, WARRANTIES AND
MISCELLANEOUS OBLIGATIONS

12.1           Representations and Warranties.  Each Party represents and warrants to the other Party that it is duly subsisting under the laws of the jurisdiction of its corporate governance, that it has power and capacity to execute and deliver this Agreement and to perform its obligations hereunder, that all necessary action to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder have been taken, and that this Agreement constitutes a legal, valid and binding obligation of the Party enforceable against it in accordance with its terms.  LM further represents that it is not a non-resident of Canada for the purposes of the Income Tax Act (Canada), and agrees that until termination of this Agreement, LM shall remain resident in Canada for such purposes.

12.2           Other Commitments.

(a)      Capitalized terms used in this Section 12.2 and not otherwise defined herein, shall have the meanings ascribed to them in the Redemption Reserve Agreement, unless otherwise provided herein.  The “Redemption Reserve Agreement” means the Amended and Restated Redemption Reserve Agreement dated December 31, 2001 between LM and RBC Dexia Investor Services Trust, as amended, supplemented, restated or otherwise modified from time to time.

(b)      LM will at all times during the Term retain a reserve for future redemption liability in accordance with the terms of Schedule 12.2 and the Redemption Reserve Agreement.  LM shall maintain such reserves in one or more segregated accounts (not to be co-mingled with other funds), in Canada.  Such accounts are or will be made subject to security interest in favour of the Trustee (or its successors) as trustee for the benefit of Collectors.  LM shall not grant, pledge or otherwise create a security interest in favour of any third party in any of the securities, cash or other assets in the Reserve Fund.  If at any time LM makes any material changes to the nature of such reserve arrangement, from the manner in which it exists on December 31, 2007, it will promptly advise the Bank thereof.

(c)      The Parties agree that the Bank is required to comply with the rules of the International MasterCard Association.  Accordingly, if any of such rules change after the date hereof such that the Bank would be precluded from performing any particular obligation hereunder, the Parties shall negotiate in good faith so as to incorporate herein those minimum amendments necessary to permit the Bank to comply with such changes, provided that:

(i)
if the Parties are unable to agree on such changes within a reasonable period in the circumstances or the changes to the International MasterCard Association rules are such that the Bank’s obligations hereunder are altered in LM’s discretion (acting reasonably), in a material respect, LM shall have the right to terminate this Agreement upon 30 Business Days’ notice to the Bank; and

(ii)
if the Parties are unable to agree on such changes within a reasonable period in the circumstances or the changes to the International MasterCard Association rules are such that the Bank’s obligations hereunder are increased in a material respect, the Bank shall have the right to terminate this Agreement upon 30 Business Days’ notice to LM.

12.3           Product Liability.  The Bank agrees to indemnify LM and its Representatives and hold them harmless from and against any and all Costs which they may suffer or incur or be subject to and which may be caused by or arise, directly or indirectly, by reason of or otherwise in connection with any goods or services provided by the Bank or any of its Affiliates.  Section 4.7 shall not apply to this indemnity.

12.4           Entire Agreement.  Except as provided in Section 12.11, this Agreement (including the Annexes, Schedules and Exhibits hereto), together with any documents or instruments required to be entered into hereunder, constitutes the entire agreement between the Parties, and except as stated in this Agreement and in such documents and instruments, contains all of the representations, warranties and undertakings of the Parties.  In particular, this Agreement supersedes any confidentiality agreement, term sheet and any agreement providing the Bank with exclusive negotiating rights, executed prior to the date hereof.  There are no oral representations, warranties or undertakings between the Parties of any kind.  This Agreement may not be amended or modified in any respect except by written instrument signed by both Parties.

12.5           Nature of Relationship; Third Party Beneficiaries.  The relationship between LM, on the one hand, and the Bank and its Bank Affiliates, on the other, shall be that of independent parties, and neither LM nor the Bank (nor any of its Bank Affiliates), nor any of their respective Representatives or other agents, contractors and employees, shall under any circumstances be, or be deemed to be, partners of or joint venturers with one another.  Neither Party nor their respective Representatives or other agents, contractors and employees shall have any right to enter into any contract or commitment in the name of the other, or to incur an obligation, create any liability or bind the other in any respect whatsoever.  No other Person, including other Sponsors, may rely upon or enforce any provision hereof, and in particular, but without limitation, none of the rights accruing to any Party are held in trust for any other Person.

12.6           Rights Reserved.  Title to the AM Program, the rights represented by AM and all rights related thereto are reserved at all times to LM.  LM’s title to such rights is subject to the participation rights granted to the Bank hereunder which include only the right to issue AM to Collectors upon the understanding that the Collector’s sole right with respect to AM is to present AM to LM for redemption as contemplated by the Terms and Conditions.

12.7           Notices.  Any notice, certification or other communication required or permitted to be given hereunder shall be in writing and shall be (i) delivered personally or (ii) sent by prepaid courier service in either case to the address set out opposite the signature of the Parties below.  Any notice, certification or other communication so given shall be deemed conclusively to have been given and received only upon actual receipt.  Any Party may change any particulars of its address for notice by notice to the other in the manner aforesaid.

12.8           Exclusion.  LM shall have no liability to the Bank, any Bank Party or any other Person whatsoever (including any Collector) for any loss, damage or expense suffered or incurred, whether directly or indirectly, as a result of any delay (other than inordinate delay) by LM in crediting AM to an AM Account, or in effecting any redemption or transfer of AM.

12.9           Miscellaneous.  This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Neither Party may assign any of its rights or obligations hereunder without the prior written consent of the other Party except that LM may assign any of its rights hereunder for the purpose of financing.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.  The Parties acknowledge that it is the intention of the Bank to issue AM under the AM Program from the province of Alberta.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.  Each Party shall be responsible for its own legal fees and other expenses incurred in connection with the negotiation of this Agreement or the performance of any of its obligations hereunder.

12.10          Public Announcements.  Any public announcement regarding the Bank’s involvement in the AM Program shall be subject to the Bank’s and LM’s prior written approval.

12.11          Effectiveness of this Agreement.  Except as provided below, this Agreement is effective as of January 1, 2013, and the Original PPA, the 2003 PPA, the 2008 PPA and any other agreements which may have been entered into between the Parties in connection with the Original PPA, the 2003 PPA and the 2008 PPA and which were not included or referenced herein, are replaced in their entirety and superseded by this Agreement, except that (i) all rights and obligations of the Parties under the Original PPA for all matters up to and including December 31, 2000, remain in effect in accordance with the terms of the Original PPA, unless stipulated to the contrary in the 2003 PPA; (ii) all rights and obligations of the Parties under the 2003 PPA for all matters up to and including October 31, 2008, remain in effect in accordance with the terms of the 2003 PPA, unless stipulated to the contrary in this Agreement; (iii) all rights and obligations of the Parties under the 2008 PPA for all matters up to and including December 31, 2012, remain in effect in accordance with the terms of the 2008 PPA, unless stipulated to the contrary in this Agreement; (iv) arrangements between the parties pursuant to the agreement dated August 1, 2010 between the Bank. LM and Sobeys Capital Incorporated; and, (v) all rights and obligations of the Parties under the trade-mark license agreements entered into by the Parties pursuant to Section 11.1 of this Agreement, shall continue in accordance with their terms.  For greater certainty, but without limitation, all amounts owing under the Original PPA, the 2003 PPA and the 2008 PPA as of the date hereof will continue to be owing in accordance with the terms of the Original PPA, the 2003 PPA and the 2008 PPA, respectively, unless stipulated to the contrary in this Agreement, and any rights that the Parties may have in respect of any breach or failure to comply under the Original PPA, the 2003 PPA and the 2008 PPA at such time shall continue to be effective.

IN WITNESS WHEREOF this Agreement has been executed by the Parties by their authorized signing officers as of the Effective Date.

LoyaltyOne, Inc.
Suite 600, 438 University Avenue
Toronto, Ontario  M5G 2L1

Attention:  President

with a copy to:

LoyaltyOne, Inc.
Suite 600, 438 University Avenue
Toronto, Ontario  M5G 2L1

Attention:  Legal Services

LOYALTYONE, INC. By: /s/ Bryan A. Pearson Name: Bryan A. Pearson Title: President & CEO Alliance Data | LoyaltyOne By: /s/ Andy Wright Name: Andy Wright Title: President, AIR MILES® Reward Program
Bank of Montreal
55 Bloor Street West
3rd Floor,
Toronto, Ontario
M4W 3M5
Attention:  Senior Vice President,
North American Payments

with a copy to:

Bank of Montreal
Legal Group
First Canadian Place, 20th Floor
Toronto, Ontario  M5X 1A1
Attention:  Vice President & Deputy General Counsel
Personal & Commercial Banking Canada

BANK OF MONTREAL

By:                /s/ Cameron Fowler
Name:          Cameron Fowler
Title:            Executive Vice President, Personal and
   Commercial Banking Canada

By:               /s/ Frank Techar
Name:          Frank Techar
Title:            President and CEO, Personal and
   Commercial Banking Canada